Elamex (letterhead)
Ave. Insurgentes 4145 B Ote. Cd. Juarez, Chih., 32340 Tel (16)16-43-33 Fax:
(16) 16-43-33, Ext. 210
220 N. Kansas, Suite 566 El Paso, TX 79901 Ph.(915) 774-8000 Fax (915)774-8210




May 12, 1999


KPMG Peat Marwick
Attn: Mr. Larry Evans
      Mr. Steve Norman
221 N. Kansas Street, Suite 1300
El Paso TX 79999-0010

Gentlemen:





Thank you very much for your draft of the letter to the Securities and Exchange Commission dated May 4, 1999. We appreciate the hard and valuable work that you have put in at Elamex, and we also appreciate your prompt response to our request for this letter. There are a couple of factual discrepancies that I would like to address to you for your consideration in producing the final draft of the letter.

The first sentence of your letter states that the report on the consolidated financial statements was made "under the date of March 1, 1999." While this is technically correct, representatives from KPMG and Elamex were discussing auditing issues through March 25, 1999. Therefore, the opinion could not have been ready on March 1, 1999. We feel that some sort of explanatory language is necessary in order to make this statement not misleading.

Your letter also states that your appointment as principal accountants was terminated on March 24, 1999. As you know, Elamex was unable to terminate its principal accountants without a vote of the shareholders on April 23, 1999. No act of the Board of Directors or any committee of the Board of Directors is sufficient to change principal accountants. We would appreciate it very much if you were to change the date on your letter to reflect that.

Section 229.304 (a)(3) of Regulation S-K states, in applicable part, "[t]he registrant shall request the former accountant to furnish the registrant with a letter addressed to the Commission stating whether it agrees with the statements made by the registrant in response to this item 304(a) and, if not, stating the respects in which it does not agree." Our submission of form 8-K on April 30, 1999 contains all of the statements made by Elamex in response to item 304(a). In your draft of May 4, 1999 you state that you disagree with the statements included under item 4 of our 8-K dated April 30, 1999 in the following respect:

         In our letter relating to internal control and accounting procedures dated March 1, 1999, we noted a reportable condition related to Elamex' accounting records and procedures in accounting for income taxes.

This statement is not in the nature of a disagreement with any statement included by Elamex under item 4 of our 8-K, and does not appear to be responsive to any requirement contained in the Securities and Exchange Commission Regulations. We feel like a reference to a reportable condition is gratuitous, and we object very strongly to the inclusion of such a statement in your letter to the SEC. Certainly, the termination of the relationship between Elamex and KPMG did not in any way obligate KPMG to state to the SEC that there was a reportable condition under standards of the American Institute of Certified Public Accountants.

In spite of the fact that the letter to the audit committee carries a date of March 1, 1999, it was actually received by our audit committee around April 18. This discrepancy is very serious, as your letter to the SEC leaves the inference that Elamex' audit committee recommended to the shareholders (assuming the earlier language is corrected) that we change external auditors because of language referring to a reportable condition. KPMG is acutely aware that this is in fact not the case, and we consider the fact that the SEC could be left with this impression to be a serious matter indeed. We urge you to consider your language in the letter to the SEC to make it not misleading.

I look forward to your prompt response.


Sincerely yours,



/s/ Carlos D. Martens
Carlos D. Martens
Vice President & CFO


Cc:      Hector Raynal
         Alma Diaz
         Donald Howard